Exhibit 99.2

The following unaudited pro forma financial statements are based on, and should be read in conjunction with:

•
Our audited financial statements for the fiscal year ended June 30, 2010, our unaudited financial statements for the quarter ended September 30, 2010 and the related notes thereto, which are incorporated by reference into this Current Report on Form 8-K;

•
The audited financial statements of Shaoxing School as of and for the years ended December 31, 2009 and 2008, the unaudited financial statements of Shaoxing School as of and for the nine months ended September 30, 2010 and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for such periods, all of which appear elsewhere in this report.

The pro forma financial statements give effect to the acquisition of China Education and the consolidation of Shaoxing School as a variable interest entity for which China Education is the primary beneficiary, as well as the additional shares of common stock that were issued as compensation to consultants in connection with this transaction, as if the transaction had taken place on the date or at the beginning of the period presented.

The unaudited pro forma financial statements are for informational purposes only, are not indications of future performance, and should not be considered indicative of actual results that would have been achieved had the recapitalization transactions actually been consummated on the dates or at the beginning of the periods presented.

USCHINA CHANNEL INC. AND SUBSIDIARY
UNAUDITED PROFORMA CONSOLIDATED BALANCE SHEET
As of September 30, 2010

	USChina Channel Historical	Shaoxing School Historical	Proforma Adjustments	Proforma Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$32,424	$741,560	$-	$773,984
Prepaid expense - related parties	-	583,539	-	583,539
Prepaid expense and other current assets	-	19,816	-	19,816
Total current assets	32,424	1,344,915	-	1,377,339

Restricted cash	-	79,064	-	79,064
Prepaid expense - long term	-	5,620,337	-	5,620,337
Goodwill		-	1,948,403	1,948,403
Property and equipment, net	-	472,539	-	472,539

Total assets	$32,424	$7,516,855	$1,948,403	$9,497,682

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$-	$253,965	$-	$253,965
Other payable	-	128,611	-	128,611
Taxes payables	-	6,505	-	6,505
Due to related parties	-	479,166	-	479,166
Deferred revenue	-	2,010,052	-	2,010,052
Total current liabilities	-	2,878,299	-	2,878,299

Deferred revenue - long term	-	1,546,959	-	1,546,959
Total other assets	-	1,546,959	-	1,546,959

Total liabilities	-	4,425,258	-	4,425,258

EQUITY:
shareholders' equity
Common stock: $.001 par value	1,265	-	19,541	20,806
Additional paid-in capital	170,023	-	20,498,188	20,668,211
Members' equity		13,672	(13,672)	-
Retained earnings	(138,864)	2,946,233	(18,423,962)	(15,616,593)
Other comprehensive income - foreign currency	-	131,692	(131,692)	-
Total shareholders' equity	32,424	3,091,597	1,948,403	5,072,424

Total liabilities and shareholders' equity	$32,424	$7,516,855	1,948,403	$9,497,682

a)	Denotes our estimate of the excess of the purchase price over the fair value of net assets acquired or controlled as of the balance sheet date, subject to adjustment as required under FASB ASC 805
b)	Denotes 4,800,000 shares issued to the equity holders of Shaoxing School, at a value of $1.05 per share based on the quoted market price of our common stock immediately prior to the transaction
c)
Denotes 14,740,694 shares of our common stock issued to consultants in connnection with the transaction, at a value of $1.05 per share based on the quoted market price of our common stock immediately prior to the transaction

d)	Denotes the new basis of accounting for Shaoxing School, which is consolidated in our financial statements as a variable interest entity for which China Education is the primary beneficiary

USCHINA CHANNEL INC. AND SUBSIDIARY
PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009
(Unaudited)

	USChina Channel Historical	Shaoxing School Historical	Proforma Adjustments	Proforma Consolidated

Net revenues	$-	$3,261,695	$-	$3,261,695
Cost of sales	-	1,312,840	-	1,312,840
Gross profit	-	1,948,855	-	1,948,855

Operating expenses:
General and administrative	99,470	1,227,164	15,477,729	16,804,363
Total operating income	(99,470)	721,691	(15,477,729)	(14,855,508)

Other income:
Other income	436	94,111	-	94,547
Subsidy income	-	12,630	-	12,630
Total other income (expenses)	436	106,741	-	107,177

Net income (loss)	$(99,034)	$828,432	$(15,477,729)	$(14,748,331)

Net income per common share
Basic	$-			$(0.71)
Diluted	$-			$(0.71)

Weighted average number of shares outstanding:
Basic and diluted	1,265,456		19,540,694	20,806,150

a)
Denotes 14,740,694 shares of our common stock issued to consultants in connnection with the transaction, at a value of $1.05 per share based on the quoted market price of our common stock immediately prior to the transaction

b)	Denotes 4,800,000 shares issued to the equity holders of Shaoxing School, at a value of $1.05 per share based on the quoted market price of our common stock immediately prior to the transaction

USCHINA CHANNEL INC. AND SUBSIDIARY
PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010
(Unaudited)

	USChina Channel Historical	Shaoxing School Historical	Pro forma Adjustments	Proforma Consolidated

Net revenues	$-	$2,908,822	$-	$2,908,822
Cost of sales	-	1,120,774	-	1,120,774
Gross profit	-	1,788,048	-	1,788,048

Operating expenses:
General and administrative	3,746	1,117,946		1,121,692
Total operating income	(3,746)	670,102	-	666,356

Other income:
Other income	189	34,132	-	34,321
Subsidy income	-	7,300	-	7,300
Total other income	189	41,432	-	41,621

Net income	$(3,557)	$711,534	$-	$707,977

Net income per common share
Basic	$-			$0.03
Diluted	$-			$0.03

Weighted average number of shares outstanding:
Basic and diluted	1,265,456		19,540,694	20,806,150

a)
Denotes 4,800,000 shares issued to the equity holders of Shaoxing School and 14,740,694 shares of our common stock issued to consultants in connection with the transaction at a value of $1.05 per share based on the quoted market price of our common stock immediately prior to the transaction